EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 2 to Form S-1 on Form S-3 of Extraction Oil & Gas, Inc. of our report dated February 27, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Extraction Oil & Gas, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
May 14, 2018